                                                                      EXHIBIT 99

                                                July 7, 1999

FOR IMMEDIATE RELEASE
For further information please contact:
Jana Boren Hand, SVP Finance
Local Financial Corporation
(405) 841-2326

                      LOCAL FINANCIAL CORPORATION ANNOUNCES
                                 MOVE TO NASDAQ


         OKLAHOMA CITY - Local Financial Corporation, the holding company for Local Oklahoma Bank, N.A., announces that it intends to move the listing of its Common Stock to the NASDAQ National Market ("NASDAQ") and begin trading thereon effective July 15, 1999. The Company's Common Stock will trade on NASDAQ under the trading symbol "LFIN". The Company's Common Stock and Senior Notes have been trading, since April 22, 1997, on the American Stock Exchange ("AMEX") under the trading symbols "LO" and "LO.A", respectively. The listing announcement comes approximately two months after the Company announced its conversion from a federal savings charter to a national bank charter.

In a statement regarding the move, Edward A. Townsend, Chairman and CEO, stated, "We believe the Company has matured to a point that using the NASDAQ provides a more efficient market for our stock. This market efficiency will enable us to move forward with our strategy of becoming a major commercial bank in the State of Oklahoma." The Company intends to delist its Common Stock from the AMEX after July 15, 1999, but the Company's Senior Notes will remain on the AMEX under the trading symbol "LO.A".

Local currently represents the fifth largest deposit franchise in Oklahoma, with in-market deposits of $1.7 billion, and a 4.98 percent market share, operating through 50 locations.


                                       END

To the extent that statements in this report relate to the plans, objectives or future performance of Local Financial Corporation, these statement are considered to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current economic environment. Actual events and results in future periods may differ materially from those currently expected due to various risks and uncertainties. Additional discussion of factors affecting Local Financial's business and prospects are contained in its periodic filings with the Securities and Exchange Commission.